Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-114749, as amended) and Form S-8 (Nos. 333-100656 and 333-102385, as amended) of Dick’s Sporting Goods, Inc. of our report dated March 31, 2004 (July 29, 2004 as to Note 17 and July 27, 2005 as to the effects of the restatement described in Note 2) relating to the consolidated financial statements of Galyan’s Trading Company, Inc. as of January 31, 2004 and February 1, 2003, and for each of the three fiscal years in the period ended January 31, 2004 (which report expressed an unqualified opinion and includes explanatory paragraphs related to changes in the method of accounting for goodwill and the method of accounting for cash consideration received from vendors, and the restatement discussed in Note 2) appearing in Exhibit 99.1 of this Form 8-K/A dated July 27, 2005.

/S/ DELOITTE & TOUCHE LLP
July 27, 2005
Indianapolis, Indiana